Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156633

KBS STRATEGIC OPPORTUNITY REIT, INC.

SUPPLEMENT NO. 7 DATED SEPTEMBER 7, 2010

TO THE PROSPECTUS DATED MARCH 31, 2010

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT, Inc. dated March 31, 2010, as supplemented by supplement no. 1 dated April 20, 2010, supplement no. 2 dated May 18, 2010, supplement no. 3 dated June 22, 2010, supplement no. 4 dated August 2, 2010, supplement no. 5 dated August 13, 2010 and supplement no. 6 dated August 23, 2010. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the acquisition of a non-performing first mortgage loan.

Investment in Academy Point Atrium I First Mortgage

On September 7, 2010, we, through an indirect wholly owned subsidiary, purchased, at a discount, a non-performing first mortgage loan (the “Academy Point Atrium I First Mortgage”) for $2.8 million plus closing costs from Wells Fargo Bank, N.A., as Trustee for the Registered Holders of J.P. Morgan Chase Commercial Mortgage Security Corp. Commercial Mortgage Pass-Through Certificates Series 2001-C1, who is not affiliated with us or our advisor. We funded the acquisition of the Academy Point Atrium I First Mortgage with proceeds from this offering.

The borrower under the Academy Point Atrium I First Mortgage is Peridot Properties I, LLC, which is not affiliated with us or our advisor. The property securing the loan is a two-story office building constructed in 1981. The office building contains 92,099 rentable square feet and is part of a two building campus located on approximately 7.22 acres of land at 1250 Academy Park Loop in Colorado Springs, Colorado. The building has been vacant since December 2009.

The maturity date of the Academy Point Atrium I First Mortgage is November 1, 2011 and the loan may be prepaid at anytime subject to payment of a yield maintenance amount. The Academy Point Atrium I First Mortgage bears interest at a fixed rate of 7.125% and monthly payments include interest and principal with principal calculated using an amortization of 30 years.